Exhibit 99.3

CONTACTS:	NEWS RELEASE
Media Relations:	Investor Relations:
Mel Scott	Karen Bunton
713-570-4553	408-792-1121
scottm@calpine.com	karenb@calpine.com
For Immediate Release
CALPINE FILES PLAN OF REORGANIZATION TO
EMERGE FROM CHAPTER 11
SAN JOSE, Calif. and HOUSTON, Texas, June 20, 2007 – Calpine Corporation (OTC Pink Sheets: CPNLQ) today announced it and certain of its subsidiaries have filed a Joint Plan of Reorganization and Disclosure Statement with the United States Bankruptcy Court for the Southern District of New York. The Plan of Reorganization seeks to provide an equitable return to all stakeholders while providing for the long-term viability of the Company. With this filing, Calpine looks to have the Plan confirmed during the 4th Quarter 2007.
“The filing of our Plan of Reorganization is a significant milestone on our road to recovery and takes us one giant step closer to successfully reorganizing Calpine for the benefit of our stakeholders, employees, and customers,” said Robert P. May, Calpine’s Chief Executive Officer. “While we still have much to do in order to complete this process, this proposed Plan of Reorganization provides a clear path for Calpine to emerge as a stronger, more financially stable Company with an improved competitive position in the energy industry.”
Mr. May concluded, “I want to thank my 2,300 co-workers and the Company’s retained professionals for their unwavering support and hard work during this process. Their perseverance and commitment to Calpine has played a significant role in getting us to this point.”
“This has been the largest and most complex reorganization conducted under the new bankruptcy laws,” said Gregory L. Doody, Executive Vice President, General Counsel and Secretary. “We are very proud of what we have accomplished thus far and the value we have created, working together with our committees and the Court, for the benefit of all stakeholders. We look forward to continuing discussions with our key constituencies to reach a comprehensive agreement and will seek to exit court protection as expeditiously as possible.”
The Disclosure Statement filed today contains a historical profile of the company, a description of proposed distributions to creditors, and an analysis of the Plan’s feasibility, as well as many of the technical matters required for the exit process, such as descriptions of who will be eligible to vote on the Plan and the voting process itself.

CALPINE FILES PLAN OF REORGANIZATION TO
EMERGE FROM CHAPTER 11

The Plan is a “waterfall” plan that allocates value to the Company’s creditors and shareholders in accordance with the priorities of the Bankruptcy Code.
Pursuant to the Plan, allowed administrative claims and priority tax claims will be paid in full in cash or cash equivalents, as will the allowed first and second lien debt claims. Other allowed secured claims will be reinstated, paid in full in cash or cash equivalents, or have the collateral securing such claims returned to the secured creditor. Allowed unsecured claims will receive a pro rata distribution of reorganized Calpine common stock until paid in full. Allowed unsecured convenience class claims (all claims $50,000 or less) will be paid in full in cash or cash equivalents. Finally, any remaining value after such allowed creditors’ claims have been paid in full will be distributed pro rata to existing holders of allowed interests (primarily holders of existing Calpine common stock) and holders of subordinated equity securities claims in the form of reorganized Calpine common stock.
Assuming Calpine exits from bankruptcy on Dec. 31, 2007 and subject to the assumptions set forth in the Disclosure Statement, Calpine estimates that reorganized Calpine will have a midpoint reorganization value of $21.7 billion (reorganization value is equal to total enterprise value plus estimated distributable cash). Calpine estimates that its total enterprise value will be between $19.2 billion to $21.3 billion, with a midpoint of $20.3 billion, and estimates that distributable cash will be approximately $1.4 billion at emergence.
Calpine noted that allowed claims will range from $20.1 billion to $22.3 billion after completion of Calpine’s claims objection, reconciliation, and resolution process. Under this range of potential allowed claims, general unsecured creditors will receive from 91% to 100% of their allowed claims. In order to clarify further its recovery estimates, Calpine recently initiated litigation challenging so-called “makewhole,” premium, or “no-call” claims asserted by Calpine’s second lien debt holders and unsecured creditors, and it continues to move aggressively to resolve other disputed claims asserted against it in the bankruptcy case. Under the Plan, Calpine estimates, when adjusted for litigation risk and the assumptions and limitations set forth in the Disclosure Statement, that allowed claims of unsecured creditors will be paid in full and that existing holders of allowed interests (primarily holders of existing Calpine common stock) and holders of allowed subordinated equity securities claims will receive value of approximately $1.80 per existing share of Calpine common stock (calculated assuming the midpoint of the reorganization value). Because disputed claims and the total enterprise value of Calpine upon its emergence have not yet been finally adjudicated, no assurances can be given that actual recoveries to creditors and interest holders will not be materially higher or lower.
Calpine also announced it has received a commitment for an amended and upsized exit facility from Goldman Sachs, Credit Suisse, Deutsche Bank, and Morgan Stanley. Simultaneous with the filing of its Plan, Calpine filed a motion to enter into a commitment letter, pay associated commitment and other fees, and to amend and upsize the existing debtor in possession financing facility. If approved, the upsized exit facility would provide for up to $8 billion in secured financing, some $3 billion more than the existing exit facility, on terms that Calpine views as favorable. The commitment to fund the exit facility expires on January 31, 2008.
Next Steps in Reorganization Process
The Plan and Disclosure Statement have not been approved by the Bankruptcy Court and are subject to further negotiations with stakeholders. As a result, the Plan and Disclosure Statement may be materially modified before approval.

CALPINE FILES PLAN OF REORGANIZATION TO
EMERGE FROM CHAPTER 11

Calpine intends to request and the Court will conduct a hearing to consider the legal adequacy of the Disclosure Statement. This hearing date has not yet been set by the Bankruptcy Court. If the Court determines that the Disclosure Statement provides sufficient information for claim holders and other interested parties to vote on the Plan, then the Disclosure Statement and Plan will be sent to claim holders for voting purposes. Following the voting process, Calpine will ask the Bankruptcy Court to hold a hearing to consider approval or “confirmation” of the Plan. If the Court confirms the Plan, Calpine would emerge from Chapter 11 shortly thereafter. Calpine currently anticipates this process will take several months. As of the date of this press release, neither Calpine’s Official Committee of Unsecured Creditors nor Official Equity Securityholders Committee has endorsed the Plan although Calpine has engaged in discussions with, and included numerous modifications proposed by, the Committees in the Plan and Disclosure Statement. Calpine intends to engage in further discussions with both Committees and other stakeholders in an effort to obtain their support for the Plan in its current form or as it may be amended.
Calpine’s Plan and Disclosure Statement are available at http://www.kccllc.net/calpine.
This release is not intended as a solicitation for a vote on the Plan.
Webcast Scheduled for Today
Calpine will hold a conference call today to brief media at 6:30 p.m. Eastern Daylight Time to discuss the filing of Calpine’s Plan of Reorganization and Disclosure Statement with the United States Bankruptcy Court in the Southern District of New York. Calpine’s Executive Vice President, General Counsel and Secretary, Gregory L. Doody, will host the call. Members of the media will have an opportunity to ask questions following the briefing.

WHEN:	6:30 p.m. EDT
Wednesday, June 20, 2007

DIAL-IN:	888-694-4641 United States
973-582-2734 Outside the United States
Passcode: 8947922

WEBCAST:	An audio webcast of the call can be accessed at www.calpine.com
A telephonic replay of the June 20 conference call will be available on Thursday and can be accessed through June 27. The replay access number is 877-519-4471 (United States) and 973-341-3080 (outside the United States), passcode 8947922. The webcast will be archived for seven days at www.calpine.com.
About Calpine
Calpine Corporation is helping meet the needs of an economy that demands more and cleaner sources of electricity. Founded in 1984, Calpine is a major U.S. power company, currently capable of delivering nearly 25,000 megawatts of clean, cost-effective, reliable, and fuel-efficient electricity to customers and communities in 18 states in the U.S. The company owns, leases, and operates low-carbon, natural gas-fired, and renewable geothermal power plants. Using advanced technologies, Calpine generates electricity in a reliable and environmentally responsible manner for the customers and communities it serves. Please visit http://www.calpine.com for more information.

CALPINE FILES PLAN OF REORGANIZATION TO
EMERGE FROM CHAPTER 11

Forward Looking Statement
This news release discusses certain matters that may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Calpine Corporation and its subsidiaries (“the Company”) and its management and uses words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will” and similar expressions to identify forward-looking statements. Such statements include, among others, those concerning the Company’s expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include, but are not limited to: (i) the risks and uncertainties associated with the Company’s Chapter 11 cases and Companies’ Creditors Arrangement Act proceedings, including impact on operations; (ii) the Company’s ability to attract, retain and motivate key employees and successfully implement new strategies; (iii) the Company’s ability to successfully reorganize and emerge from Chapter 11; (iv) the Company’s ability to attract and retain customers and counterparties; (v) the Company’s ability to implement its business plan; (vi) financial results that may be volatile and may not reflect historical trends; (vii) the Company’s ability to manage liquidity needs and comply with financing obligations; (viii) the direct or indirect effects on the Company’s business of its impaired credit including increased cash collateral requirements; (ix) the expiration or termination of the Company’s power purchase agreements and the related results on revenues; (x) potential volatility in earnings and requirements for cash collateral associated with the use of commodity contracts; (xi) price and supply of natural gas; (xii) risks associated with power project development, acquisition and construction activities; (xiii) risks associated with the operation of power plants, including unscheduled outages of operating plants; (xiv) factors that impact the output of the Company’s geothermal resources and generation facilities, including unusual or unexpected steam field well and pipeline maintenance and variables associated with the waste water injection projects that supply added water to the steam reservoir; (xv) quarterly and seasonal fluctuations of the Company’s results; (xvi) competition; (xvii) risks associated with marketing and selling power from plants in the evolving energy markets; (xviii) present and possible future claims, litigation and enforcement actions; (xix) effects of the application of laws or regulations, including changes in laws or regulations or the interpretation thereof; and (xx) other risks identified the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2006, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which can also be found on the Company’s website at http://www.calpine.com. All information set forth in this news release is as of today’s date, and the Company undertakes no duty to update this information.
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